EXHIBIT 99.1

IDEX CORPORATION REPORTS RECORD 2011 RESULTS;

ADJUSTED FOURTH QUARTER EARNINGS PER SHARE OF 65 CENTS

LAKE FOREST, IL, February 6 – IDEX Corporation (NYSE: IEX) today announced its financial results for the three- and twelve-month periods ended December 31, 2011.

Fourth Quarter 2011

New orders in the quarter totaled $447 million, up 9 percent compared to the prior-year period. Sales in the quarter totaled $481 million, 19 percent higher than the prior-year period. For the quarter, on an organic basis, sales were 7 percent higher than the prior-year period.

Fourth quarter 2011 operating income, adjusted for $9.4 million of restructuring related charges, was $85 million and resulted in adjusted operating margin of 17.8 percent, up 40 basis points from the prior year period.

Excluding the impact from restructuring related charges, fourth quarter adjusted diluted earnings per share was 65 cents, an increase of 11 cents, or 20 percent, from the fourth quarter of the prior year. Adjusted free cash flow was $73.5 million for the quarter, a 40 percent increase from the fourth quarter of the prior year and 155 percent of net income.

Full Year 2011 Highlights

•	Orders increased 18 percent compared to the prior year (+7 percent organic, +9 percent acquisition and +2 percent for foreign currency translation).

•	Sales increased 22 percent compared to the prior year (+9 percent organic, +11 percent acquisition and +2 percent for foreign currency translation).

•

Reported net income of $194 million was $37 million, or 23 percent, higher than the prior year. Excluding restructuring related charges and a $15.8 million CVI Melles Griot non-cash acquisition fair value inventory charge, adjusted net income of $214 million was $49 million, or 30 percent, higher than the prior-year adjusted net income.

•	Reported diluted EPS of $2.32 was 42 cents, or 22 percent, higher than the prior year. Adjusted EPS of $2.56 was 57 cents, or 29 percent, higher than the prior-year adjusted EPS.

•	Adjusted EBITDA of $404 million was 22 percent of sales and covered interest expense by more than 13 times.

•	Adjusted free cash flow of $226 million (adjusted for $39 million forward starting interest rate swap settlement in Q4) represented 117 percent of net income.

“2011 was an outstanding year for IDEX; we delivered record orders, sales, free cash flow and earnings per share. Our commercial excellence efforts and focus on strategic acquisitions drove sales growth of 22 percent, up 9 percent organically. Adjusted EPS increased 29 percent and free cash flow conversion was 117 percent of net income.

Fourth quarter year-over-year operating margin improved 160 basis points when normalized for restructuring charges and the impact of the 2011 acquisitions. Cash flow came in at an impressive 155 percent of net income. Our fourth quarter organic sales grew 7 percent, which was partially attributed to several large orders that shipped from our backlog.

Our team executed well to deliver a strong fourth quarter. However, the external market environment remains volatile as we continue to see a shift to shorter order cycle patterns, including historical blanket orders being replaced by near-term orders. In spite of this, our first quarter order book has filled up nicely and we are well positioned heading into 2012.

Looking forward, we see mid-single digit organic growth in 2012. We will continue to focus on emerging regions and our high growth markets. Also, we will continue our restructuring and operational excellence efforts to consolidate our manufacturing footprint and drive productivity.

Based on our outlook for the year 2012, we forecast fully diluted EPS of $2.74 to $2.82, up 7 to 10 percent over 2011; this includes a 10 cent per share impact due to higher interest expense from the fourth quarter 2011 debt issuance. Our projected first quarter EPS is in the range of 62 to 64 cents, up 9 to 12 percent on a fully diluted basis.”

Andrew K. Silvernail

Chairman and Chief Executive Officer

Fourth Quarter 2011 Business Highlights (excluding restructuring related charges)

Fluid & Metering Technologies

•	Sales in the fourth quarter of $214 million reflected an 8 percent increase (all organic) compared to the fourth quarter of 2010.

•	Operating margin of 19.7 percent represented an 80 basis point improvement compared to the fourth quarter of 2010 primarily due to higher volume.

Health & Science Technologies

•	Sales in the fourth quarter of $168 million reflected a 51 percent increase compared to the fourth quarter of 2010 (+7 percent organic and +44 percent acquisitions).

•	Operating margin of 19.5 percent represented a 280 basis point decrease compared to the fourth quarter of 2010 primarily due to the current year acquisitions impact.

Dispensing Equipment

•	Sales in the fourth quarter of $24 million reflected a 1 percent decrease (all foreign currency translation) compared to the fourth quarter of 2010.

•	Operating margin of 3.7 percent represented a 20 basis point decrease compared to the fourth quarter of 2010 primarily due to product mix.

Fire & Safety/Diversified Products

•	Sales in the fourth quarter of $76 million reflected a 6 percent increase (all organic) compared to the fourth quarter of 2010.

•	Operating margin of 28.1 percent represented a 150 basis point improvement compared to the fourth quarter of 2010 primarily due to volume and productivity.

For the fourth quarter of 2011, Fluid & Metering Technologies contributed 44 percent of sales and 43 percent of operating income; Health & Science Technologies accounted for 35 percent of sales and 34 percent of operating income; Dispensing Equipment accounted for 5 percent of sales and 1 percent of operating income; and Fire & Safety/Diversified Products represented 16 percent of sales and 22 percent of operating income.

Reportable Segments

IDEX also is announcing the realignment of our reportable segments, including the elimination of the Dispensing Equipment segment. In 2012, the Company will include the Dispensing Equipment segment as part of the Fire & Safety/Diversified Products segment. This change more accurately reflects how we run our businesses and will align our diversified products into one segment. Effective with the reporting of our financial results for the three months ending March 31, 2012, IDEX’s reportable segments will be disclosed as:

•	Fluid & Metering Technologies

•	Health & Science Technologies

•	Fire & Safety/Diversified Products

For informational purposes, the attached table presents the company’s pro-forma quarterly and fiscal year 2011 historical financial data reflecting the new reportable segments.

EBITDA and Free Cash Flow

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

	For the Quarter Ended			For the Year Ended
	December 31,			September 30,		December 31,
EBITDA and Free Cash Flow bridge	2011	2010	Change	2011	Change	2011	2010	Change
g Income before Taxes	$67.2	$60.6	11%	$63.1	6%	$273.9	$231.9	18%

g Depreciation and Amortization	19.3	13.2	46	20.5	(6)	72.4	58.1	25

g Interest	8.4	5.0	69	7.8	8	29.3	16.1	82

g EBITDA	94.9	78.8	20	91.4	4	375.6	306.1	23

g CVI Fair Value Inventory	—	—	—	12.8	(100)	15.8	—	100
g Restructuring	9.4	4.7	100	2.9	n/m	12.3	11.1	11

g Adjusted EBITDA	$104.3	$83.5	25	$107.1	(3)	$403.7	$317.2	27

g Cash Flow from Operating Activities	$41.6	$27.1	53%	$94.8	(56)%	$217.2	$184.5	18%

g Capital Expenditures	(7.2)	(5.7)	25	(9.4)	(23)	(35.2)	(31.7)	11
g Excess Tax Benefit from Stock-Based Compensation	.4	.2	100	.9	(58)	5.3	3.5	53

g Free Cash Flow	34.8	21.6	61	86.3	(60)	187.3	156.3	20

g Forward starting interest rate swaps	38.7	31.0	25	—	100	38.7	31.0	25

g Adjusted Free Cash Flow	$73.5	$52.6	40	$86.3	(15)	$226.0	$187.3	21

Conference Call to be Broadcast over the Internet

IDEX will broadcast its fourth quarter earnings conference call over the Internet on Tuesday, February 7, 2012 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Vice President and Chief Financial Officer Heath Mitts will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 855.859.2056 (or 404.537.3406 for international participants) using the ID # 40912918.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.

(Tables follow)

IDEX CORPORATION

Condensed Statements of Consolidated Operations

(in thousands except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$480,683	$405,218	$1,838,451	$1,513,073
Cost of sales	287,081	243,230	1,099,778	894,590

Gross profit	193,602	161,988	738,673	618,483
Selling, general and administrative expenses	108,218	91,311	421,703	358,272
Restructuring expenses	9,383	4,673	12,314	11,095

Operating income	76,001	66,004	304,656	249,116
Other expense—net	442	484	1,443	1,092
Interest expense	8,395	4,955	29,332	16,150

Income before income taxes	67,164	60,565	273,881	231,874
Provision for income taxes	19,776	19,052	80,024	74,774

Net income	$47,388	$41,513	$193,857	$157,100

Earnings per Common Share:
Basic earnings per common share (a)	$0.57	$0.50	$2.34	$1.93
Diluted earnings per common share (a)	$0.57	$0.50	$2.32	$1.90
Share Data:
Basic weighted average common shares outstanding	82,596	80,899	82,145	80,466
Diluted weighted average common shares outstanding	83,573	82,686	83,543	81,983

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$230,259	$235,136
Receivables—net	252,845	213,553
Inventories	254,258	196,546
Other current assets	51,799	47,523

Total current assets	789,161	692,758
Property, plant and equipment—net	213,717	188,562
Goodwill and intangible assets	1,813,588	1,488,393
Other noncurrent assets	19,641	11,982

Total assets	$2,836,107	$2,381,695

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$110,977	$104,055
Accrued expenses	130,696	117,879
Short-term borrowings	2,444	119,445
Dividends payable	14,161	12,289

Total current liabilities	258,278	353,668
Long-term borrowings	806,366	408,450
Other noncurrent liabilities	258,328	243,917

Total liabilities	1,322,972	1,006,035
Shareholders’ equity	1,513,135	1,375,660

Total liabilities and shareholders’ equity	$2,836,107	$2,381,695

-more-

IDEX CORPORATION

Company and Business Group Financial Information

(dollars in thousands)

(unaudited)

	Three Months Ended December 31, (b)		Twelve Months Ended December 31, (b)
	2011	2010 (c)	2011	2010 (c)
Fluid & Metering Technologies
Net sales	$214,407	$199,210	$816,875	$704,891
Operating income (d)	42,222	37,685	162,846	130,142
Operating margin	19.7%	18.9%	19.9%	18.5%
Depreciation and amortization	$7,501	$8,084	$32,258	$31,762
Capital expenditures	2,673	4,219	12,481	17,206

Health & Science Technologies
Net sales	$167,794	$111,300	$622,312	$422,252
Operating income (d) (e)	32,743	24,789	128,801	92,246
Operating margin	19.5%	22.3%	20.7%	21.8%
Depreciation and amortization	$9,395	$3,983	$30,165	$17,384
Capital expenditures	3,070	1,516	13,000	7,618

Dispensing Equipment
Net sales	$23,963	$24,151	$117,410	$125,320
Operating income (d)	881	949	19,154	20,131
Operating margin	3.7%	3.9%	16.3%	16.1%
Depreciation and amortization	$662	$773	$3,181	$3,753
Capital expenditures	206	242	1,179	1,129

Fire & Safety/Diversified Products
Net sales	$75,648	$71,116	$285,015	$265,501
Operating income (d)	21,275	18,924	71,973	63,433
Operating margin	28.1%	26.6%	25.3%	23.9%
Depreciation and amortization	$1,293	$892	$5,335	$4,885
Capital expenditures	853	851	4,465	3,513

Company
Net sales	$480,683	$405,218	$1,838,451	$1,513,073
Operating income (d) (e)	85,384	70,677	332,770	260,211
Operating margin	17.8%	17.4%	18.1%	17.2%
Depreciation and amortization (f)	$19,270	$13,220	$72,386	$58,108
Capital expenditures	7,412	6,797	34,548	32,769

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.
(b)	Three and twelve month data includes acquisitions of OBL (July 2010) in the Fluid & Metering Technologies segment and CVI Melles Griot (June 2011), Microfluidics (March 2011), Advanced Thin Films (January 2011), Fitzpatrick (November 2010) and Seals-PPE (April 2010) in the Health & Science Technologies segment from the date of acquisition.
(c)	Financial data has been revised to reflect the movement of the Pharma group from the Fluid & Metering Technologies segment to the Health & Science Technologies segment.
(d)	Group operating income excludes unallocated corporate operating expenses while both Group and Company operating income excludes restructuring related charges.
(e)	Operating income excludes $15.8 million for the twelve months ended December 31, 2011 related to the CVI Melles Griot non-cash acquisition fair value inventory charge.
(f)	Depreciation and amortization excludes amortization of debt issuance expenses.

Investor Supplement

IDEX CORPORATION

Company and Business Group Historical Financial Data Reflecting New Reportable Segments

(dollars in thousands)

(unaudited)

	Three Months Ended (a)				Twelve Months Ended (a)
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011

Fluid & Metering Technologies (b)
Net sales	$199,674	$208,896	$205,797	$216,920	$831,287
Operating income (c)	41,852	41,486	41,462	42,879	167,679
Operating margin	21.0%	19.9%	20.1%	19.8%	20.2%
Depreciation and amortization	$7,998	$8,240	$8,603	$7,527	$32,368
Capital expenditures	3,467	3,052	3,301	2,723	12,543

Health & Science Technologies (b)
Net sales	$129,234	$140,474	$172,911	$165,281	$607,900
Operating income (c) (d)	29,499	29,867	32,515	32,086	123,967
Operating margin	22.8%	21.3%	18.8%	19.4%	20.4%
Depreciation and amortization	$4,984	$5,990	$9,712	$9,369	$30,055
Capital expenditures	3,339	1,972	4,607	3,020	12,938

Fire & Safety/ Diversified Products
Net sales	$98,887	$105,192	$98,735	$99,611	$402,425
Operating income (c)	21,142	26,865	20,965	22,156	91,128
Operating margin	21.4%	25.5%	21.2%	22.2%	22.6%
Depreciation and amortization	$2,342	$2,375	$1,844	$1,955	$8,516
Capital expenditures	1,684	1,377	1,524	1,059	5,644

Company
Net sales	$427,089	$453,798	$476,881	$480,683	$1,838,451
Operating income (c) (d)	77,721	82,629	87,036	85,384	332,770
Operating margin	18.2%	18.2%	18.3%	17.8%	18.1%
Depreciation and amortization (e)	$15,622	$16,954	$20,540	$19,270	$72,386
Capital expenditures	10,084	7,004	10,048	7,412	34,548

(a)	Three and twelve month data includes acquisitions of CVI Melles Griot (June 2011), Microfluidics (March 2011), and Advanced Thin Films (January 2011) in the Health & Science Technologies segment from the date of acquisition.
(b)	Segment data has been revised to reflect the movement of our Trebor business unit from the Health & Science Technologies segment to the Fluid & Metering Technologies segment.
(c)	Group operating income excludes unallocated corporate operating expenses while both Group and Company operating income excludes restructuring related charges.
(d)	Operating income excludes $3.0 million and $12.8 million for the three months ended June 30, 2011 and September 30, 2011, respectively and $15.8 million for the twelve months ended December 31, 2011 related to the CVI Melles Griot non-cash acquisition fair value inventory charge.
(e)	Depreciation and amortization excludes amortization of debt issuance expenses.